CONTRACT FOR PROFESSIONAL CONSULTING SERVICES

     This professional consulting agreement is entered into by and between David Chang, whose principal place of business is 306
Section 4, Hsin-Yi Road, 2nd Floor, Taipei, Taiwan, R.O.C., hereafter referred to as "Consultant", and maxxZone.com Inc., a business entity duly organized and operating under the laws of the State of Nevada, whose business address is 1770 N. Green Valley Parkway, Suite 3214, Henderson, Nevada, 89014, U.S.A., hereafter referred to as "maxxZone." Both Consultant and maxxZone may be collectively referred to as the "parties."

      In consideration of the mutual promises, covenants and representations made herein, the parties agree as follows:

      WHEREAS, maxxZone is a business entity duly organized and operating under the laws of the State of Nevada; and

      WHEREAS, maxxZone is engaged in the lawful business of developing and marketing for sale sporting goods; and,

      WHEREAS, maxxZone desires to establish a professional consulting relationship with Consultant, for the main purpose of having Consultant endeavor to use his professional expertise towards
identifying   and  presenting  maxxZone  with  potential   product
development and sales opportunities; and to provide maxxZone with essential office facilities and services for Japan, China, Hong Kong, Philippines and Taiwan

     WHEREAS, Consultant is desirous of formalizing a contractual Relationship with maxxZone for the express purpose of identifying prospective and acceptable products for possible development and sale by maxxZone, or for maxxZone to have access to Taiwan office facility from which to conduct its product development and sourcing activities

THUS, THE PARTIES AGREE AS FOLLOWS:

ARTICLE  ONE:  IDENTIFICATION OF THE PARTIES TO BE BOUND  BY  THIS
AGREEMENT

Section 1.01 Parties to this agreement are Consultant and maxxZone.

Section 1.02 For the purposes of this agreement, the parties' respective addresses are:

  (i) maxxZone.com Inc : 1770 N. Green Valley Parkway, Suite 3214, Henderson, Nevada, 89014, U.S.A.
  (ii) Consultant:  306 Section 4, Hsin-Yi Road, 2nd Floor, Taipei,
            Taiwan, R.O.C..

Section 1.03 Any formal notices or communications needed to be made pursuant to this agreement, with the exception of typical daily communications necessary in order to fulfill the services which are the subject matter of this agreement, must be made to the respective parties at the addresses indicated in Section 1.02


ARTICLE TWO: THE TERM OF THIS AGREEMENT

Section 2.01 This agreement, and the covenants and obligations assumed by the parties hereunder, shall last for a specific term of TWO Years from the date this agreement is signed by the parties hereto. If the parties hereto do not sign this agreement on the same day, then the term of the agreement shall be for TWO Years from the latter date this agreement is signed by either party.

Section 2.02 After this agreement becomes effective by both parties signing it, and after the term expires, this agreement may be renewed for another TWO Years term, as long as both parties are amenable to such a renewal. This renewal shall be accomplished by the parties signing a letter of renewal at least thirty (30) days before the original or pending twenty-four months term expires. This letter of renewal need only refer to this agreement and this subsection, and essentially state that both parties agree to a single twenty-four months extension. Both parties must sign the letter of renewal. Once signed, the exact terms of this contract will be extended another twenty-four months, along with the same obligations and consideration on each parties behalf, that is, Consultant will continue to provide the same services provided for herein to maxxZone, and maxxZone will compensate Consultant similarly as provided for in the first or then pending twenty-four months term.

Section 2.03 If the parties do decide to renew the terms of this agreement for a successive TWO Years term, all of the terms, provisions, covenants and obligations of this agreement will be renewed, unless otherwise modified pursuant to the express agreement of the parties herein.

ARTICLE THREE: TERMINATION OF THIS AGREEMENT

Section 3.01 If, after the original term of this agreement, neither maxxZone or Consultant desires to continue on with the provisions hereof, then the declining party shall communicate this fact to the other at least thirty days before the expiration of the twenty-four months term, and the contract will lapse due to expiration of time.

Section 3.02 If, however, either party commits a material breach of the covenants and obligations assumed hereunder, then, for cause, the non-breaching party may choose to terminate this agreement, and stop either performing the services called for herein, or cease paying the consideration called for in this agreement. A material breach of this agreement will mean either party's failure to live up to the covenants and obligations assumed hereunder. If either party believes that a material breach of this agreement has, or is about to occur, then the ostensible non-breaching party shall communicate in writing with the breaching party and attempt to resolve any dispute. If the dispute cannot be resolved, then the parties agree to submit the dispute to arbitration. The parties shall choose an arbitrator from the list of arbitrators available at the San Diego County Superior Court, located at 330 West Broadway, San Diego, CA, 92101. The parties shall bear the costs of arbitration equally. The parties agree that the arbitration shall be non-binding and shall be governed by the rules set forth in the California Code of Civil Procedure applying to Civil Arbitration. The parties agree that if arbitration or other legal proceedings need to be initiated to enforce the terms or provisions of this agreement, the prevailing party, as that party is determined by an arbitrator or a court of competent jurisdiction, shall have the right to recover all costs and reasonable attorneys fees. Both parties agree to submit to the jurisdiction of the Superior Court for the State of California, County of San Diego.

ARTICLE FOUR: COVENANTS UNDERTAKEN BY THE PARTIES -
                SERVICES AND CONSIDERATION THEREFOR

Section   4.01    Consultant  agrees  to  perform  the   following
consulting services on maxxZone's behalf:

      a. Meeting and conferring with maxxZone's management, board of directors, officers, accountants, managers, employees and the like in reviewing product development, sourcing, supply and delivery from Japan, China, Hong Kong, Philippines and Taiwan, R.O.C.;

     b. Reviewing such documentation as Consultant may find necessary in evaluating potential product development opportunities on behalf of maxxZone, including but not exclusive to manufacturers, suppliers, production, materials, quality control, shipping, pricing, terms and export documentation for the Company's products to be sourced in, and supplied from, Japan, China, Hong Kong, Philippines and Taiwan, R.O.C.; and,

     c. Performing any cost and materials analysis that Consultant determines is necessary in formulating plans, advice, recommendations and proposals to maxxZone regarding potential product development opportunities; and

     d. Providing Taipei, Taiwan, office facilities, utilities and services including telephone answering and call forwarding, fax, computers, email, conference room, business stationary and Taiwan office address for the Company, for the co-ordination, sourcing, marketing and sales of the Company's China and Taiwan supplied products

     C. Consultant shall render such consulting services under this Agreement at own cost

Section 4.02 As compensation for the faithful services assumed herein by Consultant, maxxZone agrees to pay to Consultant SIX HUNDRED THOUSAND (600,000) shares of common securities in maxxZone.

     a. It is agreed to by the parties hereto that said payment of stock shall become due and payable immediately upon the execution of this agreement.

      b. It is also expressly agreed to by the parties hereto that
     said  payment of     FREE-TRADING stock by maxxZone to  Consultant
     shall be non-cancelable.

Section 4.03 maxxZone also agrees to reimburse Consultant for any and all reasonable costs incurred by Consultant in the performance of the duties undertaken by this agreement, including, but not limited to: travel expenses, and long distance phone charges.

ARTICLE FIVE: MODIFICATION

Section 5.01 This agreement, and the terms hereunder, cannot be modified unless by a signed writing executed by the parties hereto. The parties acknowledge that this agreement is the final expression of their agreement, and merges any and all previous oral and written agreements, negotiations and communications.

ARTICLE SIX: GOVERNING LAW

Section 6.01 This agreement shall be governed and interpreted by the laws of the State of California.

ARTICLE SEVEN: EFFECT OF WAIVER

Section 7.01 The waiver by either party of any particular clause or part of this agreement, or any obligation hereunder, shall not constitute a waiver of any or all of the remaining portions of this agreement. Likewise, the waiver by either party of any specific remedy, or part thereof, provided for under this agreement, shall not limit the waiving party's right to any other remedy provided for under the law of the State of California.

ARTICLE EIGHT: AUTHORITY TO BIND PRINCIPALS

Section 8.01 Each party hereto acknowledges that they have complete authority to enter into this agreement either individually, or in a representative or agency capacity with a corporate, or other business entity.

ARTICLE NINE: NO EMPLOYMENT RELATIONSHIP

Section  9.01    It  is  recognized and affirmed  by  the  parties
hereto, that Consultant is an independent contractor. Neither Consultant nor Consultant's employees (if any) or contract personnel are, or shall be deemed, maxxZone's employees. In its capacity as an independent contractor, Consultant agrees and represents, and maxxZone agrees, as follows:

     a. Consultant reserves the right to perform services for others during the term of this agreement; however, Consultant will not perform services for any competitors of maxxZone's during the term of this agreement, or for a period of two years after the services rendered under this Agreement have been completed.
     b. Consultant has the sole right to control and direct the means, manner and method by which it performs the services to be rendered pursuant to this agreement. Consultant has the right to perform the services required under this agreement at any place or location or at any time it determines is appropriate.

     c. Consultant has the power to hire assistants, subcontractors, or to use employees or contract personnel to provide the services agreed to herein. The services to be provided by Consultant to maxxZone are to be performed solely by Consultant, or any assistants, subcontractors, employees or contract personnel whom Consultant deems are necessary to perform said services. maxxZone shall not hire, supervise or control any assistants to help Consultant, and neither shall maxxZone provide any training to said personnel. maxxZone shall not require that Consultant, or any of Consultant's employees, assistants, contract personnel or subcontractors devote full time to the services to be performed herein.

     d. Consultant has complied with all federal, state and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this agreement.

     e. maxxZone will not withhold FICA from Consultant's payments or make FICA payments on Consultant's behalf; maxxZone will not make state or federal unemployment compensation contributions on Consultant's behalf; or, withhold state or federal income taxes from Consultant's payments.

       f. Consultant understands that neither Consultant nor Consultant's employees or contract personnel are eligible to
     participate  in any employee pension, health,       vacation  pay,
     sick pay, or other fringe benefit plan of  maxxZone.

     g.  maxxZone shall not obtain workers' compensation insurance on behalf of Consultant or any of Consultant's employees, or contract personnel. If Consultant does have to hire employees or contract personnel in order to perform the services contemplated under this agreement, then Consultant will bear all responsibility for acquiring workers' compensation insurance and agrees to hold maxxZone harmless from any claim for workers' compensation benefits filed by one of Consultant's employees, subcontractors or contract personnel in performing the services rendered under this Agreement. Consultant also agrees to hold maxxZone harmless from all costs and attorney's fees in the event that any claim contemplated under this section by one of Consultant's employees or contract personnel is filed.

     h.  maxxZone  shall  make  no state or  federal  unemployment compensation payments on behalf of Consultant or any of Consultant's subcontractors, employees, or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this agreement.

ARTICLE TEN: CONFIDENTIAL INFORMATION

Section 10.01 The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to it, in connection with the rendition of services and performance of their obligations of this agreement, confidential and/or proprietary information of the other party. The parties hereto agree that said confidential or proprietary information shall be held strictly confidential, and that should legal action become necessary to enforce this clause, the non-breaching party shall recover costs and attorney's fees as expressed herein.

ARTICLE ELEVEN: ASSIGNMENT

Section 11.01 Neither party hereto may assign this Agreement without the prior written consent of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

ARTICLE TWELVE: NOTICES

Section 12.01 All notices in connection with this agreement shall be deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:
maxxZone:
1770  N. Green Valley Parkway, Ste 3214, Henderson, Nevada, 89014, U.S.A.
and
Consultant:
306 Section 4, Hsin-Yi Road, 2nd Floor, Taipei, Taiwan, R.O.C..

Dated:

maxxZone.com, Inc.


By:  _______________
     Roland Becker

Its: President/CEO

Dated:


CONSULTANT


By:  ________________
     David Chang